SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: November 17, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana (State or other Jurisdiction of Incorporation)	0-13976 (Commission File Number)	72-0717400 (I.R.S. Employer Identification No.)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities
     On November 13, 2006, a warrantholder exercised warrants to purchase 50,000 shares of the common stock of Akorn, Inc. (“we,” “our,” “us,” or “Akorn”) at an exercise price of $3.50 per share in exchange for cash of $175,000.
     On November 15, 2006, a warrantholder exercised warrants to purchase 1,000,000 shares of our common stock at an exercise price of $2.85 per share by providing us with notice of election to exercise on a cashless basis. By exercising on a cashless basis, the warrantholder authorizes us to withhold from issuance such number of shares of common stock that would otherwise be issuable upon such exercise of the warrant which when multiplied by the market price of the common stock as of the date of exercise is equal to the aggregate exercise price. The number of shares of common stock that would otherwise have been issuable upon the exercise of such warrants was reduced by 563,241, an aggregate value of $2,850,000 as of the exercise date. Accordingly, we issued 436,759 shares of our common stock upon such exercise. Also on this date, a warrantholder exercised warrants to purchase 667,000 shares of our common stock at an exercise price of $2.25 per share by providing us with notice of election to exercise on a cashless basis. By exercising on a cashless basis, the number of shares of common stock that would otherwise have been issuable upon the exercise of such warrants was reduced by 296,591, an aggregate value of $1,500,750 as of the exercise date. Accordingly, we issued 370,409 shares of our common stock upon such exercise.
     The issuance of our common stock upon exercise of the warrants described herein was exempt from registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because none of the transactions involved a public offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: November 17, 2006